Exhibit 11

              Statement Regarding Computation of Per Share Earnings

 Years Ended December 31

 In thousands, except per share data

                                                                1997         1996     1995

 Calculation of basic earnings per share:

         Net income (numerator) .............................   $23,933   $ 6,882   $15,315

         Average common shares outstanding (denominator) ....    11,432    11,347    11,246

         Basic earnings per share ...........................     $2.09     $0.61     $1.36


Calculation of diluted earnings per share:

         Net income (numerator) .............................   $23,933   $ 6,882   $15,315

         Average common shares outstanding ..................    11,432    11,347    11,246
         Effect of dilutive securities:
            Options .........................................       290       106        81
            Warrants ........................................      --        --          29
                                                                 ------    ------   -------
           Average shares and share equivalents (denominator)    11,722    11,453    11,356

         Diluted earnings per share .........................    $2.04     $0.60     $1.35
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